Exhibit 10.1

Re:	Warrant Downside Protection Conversion and Share Issuance (Common Stock Purchase Warrant Issued April 25, 2024)

To: Kepos Alpha Master Fund L.P., 11 Times Square, 35th Floor New York, NY 10036 PIPES@keposcapital.com

From: NKGen Biotech, Inc. 3001 Daimler Street Santa Ana, CA, 92705 jgraf@nkgenbiotech.com

Dear Kepos Alpha Master Fund L.P.:

This letter agreement (this “Letter”) sets forth the terms and mutual acknowledgements regarding the conversion of certain warrants held by Kepos Alpha Master Fund L.P. (“Kepos”) in NKGen Biotech, Inc. (the “Company”) pursuant to that certain Subscription Agreement, entered into on or about September 20, 2023 and Common Stock Purchase Warrant originally issued to Kepos by the Company on or about September 20, 2023 and subsequently amended and restated on April 25, 2024 (the “Warrant”). Capitalized terms used but not otherwise defined in this Letter shall have the meanings given to them in the Warrant.

1. Exercise of Warrants and Issuance of Warrant Shares

In connection with an exercise of Downside Protection on the Third Reset Date, and Pursuant to Section 2(e) of the Warrant, Kepos hereby elects to exercise 555,555 warrants (the “Warrants”) on a cashless basis. Upon such exercise, the Company shall issue to Kepos 555,555 shares of the Company’s common stock (the “Warrant Shares”). The parties acknowledge and agree that, notwithstanding anything to the contrary in the Warrant, the parties intend for this Letter to serve as sufficient notice and documentation of Kepos’ election to exercise its right to Downside Projection on these Warrants, and that, in this specific instance, Kepos shall not be required to fill out or provide the Exercise Notice as set forth in Exhibit A to the Warrant or notice of extercise of Downside Protection, nor NKGen provide the Acknowledgment as set forth in Exhibit B to the Warrant.

2. Issuance of Shares in Lieu of Third Reset Date Additional Downside Consideration Cash Payment

Pursuant to Section 2(e) of the Warrant, Kepos is entitled to receive Additional Downside Consideration in the amount of $509,555, calculated as $0.9172 per warrant for each of the 555,555 Warrants. Kepos hereby expressly agrees to receive 2,038,220 shares of the Company’s common stock (the “Additional Shares”), calculated at a price of $0.25 per share, in full and complete satisfaction of the $509,555 in Additional Downside Consideration to which Kepos is otherwise entitled under the Warrant. Upon issuance and delivery of the Additional Shares as set forth herein, Kepos shall have no further right to receive any cash or other consideration in respect of the Additional Downside Consideration for the Warrants in connection with the Third Reset Date.

3. Total Shares to be Issued

The Company shall issue to Kepos a total of 2,593,775 shares of common stock, consisting of:

●	555,555 Warrant Shares (as set forth in Section 1 above); and

●	2,038,220 Additional Shares in lieu of cash payment for the Additional Downside Consideration (as set forth in Section 2 above).

4. Registration, Delivery, and Securities Law Acknowledgment

Kepos acknowledges that the shares issued pursuant to this Letter have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any applicable state securities laws, and may not be offered, sold, pledged, hedged, assigned, or otherwise transferred except (i) pursuant to an effective and available registration statement under the Securities Act and a current prospectus, (ii) in accordance with Rule 144 under the Securities Act, or (iii) pursuant to another applicable exemption from registration under the Securities Act, and that the Company may require an opinion of counsel reasonably satisfactory to the Company that such offer, sale, pledge, hedge, assignment, or other transfer otherwise complies with the Securities Act and any applicable state securities laws. Kepos further acknowledges that the shares will bear an appropriate restrictive legend and are subject to registration. The shares will be delivered in book-entry form.

5. Release and Satisfaction

Upon issuance and delivery of the Additional Shares as set forth above, Kepos agrees that its rights to Downside Protection for the Warrants as of the Third Reset Date are fully satisfied, except for the outstanding $382,222 of Additional Downside Protection from the Second Reset Date, which remains due.

6. Acknowledgement of Outstanding Amounts

The parties acknowledge that this Letter and the share issuance described herein do not address the $382,222 in Downside Protection Cash owed to Kepos from the prior exercise of additional downside protection at the Second Reset Date. The parties further acknowledge and agree that, in lieu of paying such outstanding amount in cash, the Company shall issue to Kepos 1,528,888 shares of the Company’s common stock (the “Second Reset Additional Downside Shares”), which represents the quotient obtained by dividing the $382,222 in Downside Protection Cash by $0.25; provided, however, if on the Determination Date (as defined below), the price of the Company’s stock closed at a price less than $0.25, the parties will, in addition to the issuance of the Additional Downside Shares, agree on the form of delivery of any shortfall in valuation. The Additional Downside Shares shall be issued to Kepos on such business day immediately prior to the filing of the Company’s next registration statement on Form S-1 (the “Determination Date”).

Kepos hereby agrees that, upon issuance and delivery of the Second Reset Additional Downside Shares and any shortfall consideration required as set forth herein, Kepos shall have no further right to receive any cash or other consideration in respect of the outstanding amounts.

7. No Modifications

Except as expressly set forth in Section 2 of this Letter, nothing contained in this Letter shall be deemed or construed to amend, supplement or modify the Warrant or otherwise affect the rights and obligations of any party thereto, all of which remain in full force and effect.

Successors and Assigns

This Letter shall inure to the benefit of and be binding upon the Company and Kepos, and each of their respective successors and assigns.

8. Counterparts

This Letter may be executed in any number of counterparts, all of which shall constitute one and the same agreement, and any party hereto may execute this Letter by signing and delivering one or more counterparts. Delivery of an executed counterpart of this Letter electronically or by facsimile shall be effective as delivery of an original executed counterpart of this Letter.

9. Construction; Headings

This Letter shall be deemed to be jointly drafted by the Company and Kepos and shall not be construed against any person as the drafter hereof. The headings of this Letter are for convenience of reference and shall not form part of, or affect the interpretation of, this Letter.

10. Severability

In the event that any provision of this Letter is invalid or unenforceable under any applicable statute or rule of law (including any judicial ruling), then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision of this Letter.

11. Governing Law

This Letter shall be governed by the laws of the State of New York.

Please confirm your agreement to the foregoing by signing below.

Sincerely,

NKGen Biotech, Inc.

By:	/s/ Paul Song
Name:	Paul Song
Title:	Chief Executive Officer

Date:	April 25, 2025

Agreed and Accepted:

Kepos Alpha Master Fund L.P.

By:	/s/ Simon Raykher
Name:	Simon Raykher
Title:	General Counsel

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